UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the
☒	Definitive Proxy Statement		Commission Only (as permitted
☐	Definitive Additional Materials		by Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

EDEN BIOSCIENCE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

CALCULATION OF FILING FEE

Per unit price or other
		underlying value of	Proposed
Title of each class of	Aggregate number of	transaction computed	maximum
securities to which	securities to which	pursuant to Exchange	aggregate value of
transaction applies:	transaction applies:	Act Rule 0-11:	transaction:	Total Fee Paid

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement no.:
(3)	Filing Party:
(4)	Date Filed:

April 9, 2002

Dear EDEN Bioscience Shareholders:

      On behalf of EDEN Bioscience Corporation, I cordially invite you to attend our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 14, 2002 at 9:00 a.m. (local time) at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington.

      At the Annual Meeting, you will be asked to:

•	elect two directors to the EDEN Bioscience Board of Directors and

•	transact any other business properly presented at the meeting.

      You will also have the opportunity to hear what has happened in our business during the past year and what our plans are for 2002 and to ask questions. You will find other detailed information about EDEN Bioscience and our operations, including our annual report on Form 10-K and audited financial statements for fiscal year 2001, in the enclosed materials.

      We hope you can join us on May 14. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

Sincerely,

WILLIAM T. WEYERHAEUSER, PH.D.
Chairman of the Board of Directors

EDEN Bioscience Corporation • 3830 Monte Villa Parkway • Bothell, Washington 98021-6942 • T. 425.806.7300 • F. 425.806.7400   www.edenbio.com

EDEN BIOSCIENCE CORPORATION

3830 Monte Villa Parkway
Bothell, Washington 98021-6942

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Tuesday, May 14, 2002

Dear EDEN Bioscience Shareholders:

      The 2002 Annual Meeting of Shareholders (the “Annual Meeting”) of EDEN Bioscience Corporation, a Washington corporation, will be held at the Wyndham Garden Hotel, located at 19333 North Creek Parkway, Bothell, Washington on Tuesday, May 14, 2002 at 9:00 a.m., local time. Only shareholders who owned stock of EDEN Bioscience at the close of business on the record date, March 25, 2002, can vote at the meeting or any adjournments of the meeting that may take place. At the Annual Meeting we will ask you to:

•	elect two directors to our Board of Directors to serve for terms as described in the accompanying Proxy Statement and

•	transact any other business properly presented at the meeting.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED SLATE OF DIRECTORS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

      At the meeting, we will also report on our 2001 business results, plans for 2002 and other matters of interest to shareholders.

      To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

      The approximate date of mailing for this Proxy Statement and accompanying proxy card is April 9, 2002.

BY ORDER OF THE BOARD OF DIRECTORS,

Bradley S. Powell
Interim President, Chief Financial Officer
and Secretary

Please note that admission to the Annual Meeting will be limited to shareholders as of the March 25, 2002 record date or their authorized representatives, and guests.

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF REISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
OTHER MATTERS

EDEN BIOSCIENCE CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The Board of Directors of EDEN Bioscience Corporation (“EDEN Bioscience”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at EDEN Bioscience’s 2002 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 14, 2002 at 9:00 a.m., local time, at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington.

      We intend to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about April 9, 2002.

Record Date, Outstanding Shares and Quorum

      Only those shareholders who owned our common stock at the close of business on March 25, 2002, the record date for the Annual Meeting, can vote. At that date, there were 24,217,640 issued and outstanding shares of our common stock. The presence at the Annual Meeting of a majority of such shares, whether in person or by proxy, shall constitute a quorum for the transaction of business.

Revocability of Proxies

      If you give us your proxy, you have the power to revoke it at any time before it is exercised by:

•	notifying the Secretary of EDEN Bioscience in writing before the Annual Meeting that you revoke your proxy;

•	delivering to the Secretary of EDEN Bioscience before the Annual Meeting a signed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Solicitation of Proxies

      We will bear the cost of soliciting proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or otherwise. Our directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.

Voting

      You are entitled to one vote for each share of common stock you hold. For the election of directors, the directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the board. You are not entitled to cumulate votes in the election of directors.

      If your shares are represented by proxy, they will be voted in accordance with your instructions. If your proxy is signed and returned without any instructions given, your shares will be voted in accordance with our recommendation. We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in the Proxy Statement and the accompanying notice of Annual

Meeting of shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

      Abstentions from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes on the election of directors since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors.

      If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

PROPOSAL

ELECTION OF DIRECTORS

      Two Class I directors will be elected at the 2002 Annual Meeting of Shareholders, to serve until the 2005 annual meeting or until the directors’ earlier retirement, resignation or removal. Oscar C. Sandberg and John W. Titcomb, Jr., who currently serve as Class I directors of EDEN Bioscience, have been nominated by the Board of Directors for re-election at the Annual Meeting. Biographical information regarding each of the nominees for the Board of Directors is set forth below. Unless otherwise instructed, the persons named as proxies on the accompanying proxy card intend to vote shares represented by properly executed proxies for such nominees. Although the Board of Directors anticipates that the two nominees will be available to serve as our directors, if either of them should be unwilling or unable to serve, the persons named as proxies will vote for the election of such substitute nominee or nominees as may be designated by the Board of Directors.

Nominees for Election of Class I Directors (terms to expire in 2005)

      Oscar C. Sandberg (age 72) has served as one of our directors since May 1995, and is presently Secretary, Treasurer and a director of two retail automobile dealerships and a director of Bay Center Mariculture Company, a shellfish farming company. Mr. Sandberg has served as an officer or director of several businesses, including First Western Bank, a financial institution, and Drug Emporium, a chain of retail drug stores. He has also served as a general partner in various real estate ventures. In 1954, Mr. Sandberg co-founded House of Values, a chain of discount stores, which was sold to Payless Drug Stores in 1969. Mr. Sandberg received a B.A. degree in business administration from the University of Washington.

      John W. Titcomb, Jr. (age 51) has served as one of our directors since May 1995 and as Assistant Secretary from December 1997 to June 2000. Mr. Titcomb is a private investor and currently serves as a director of several privately held companies involved in various technology and manufacturing businesses. Mr. Titcomb received an A.B. degree from Harvard College and a J.D. degree from Harvard Law School.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE

Number, Term and Election of Directors

      Our articles of incorporation provide that the number of directors shall be determined in the manner provided by our bylaws. Our bylaws provide that the number of directors shall not be less than four or more than ten with the precise number to be determined by resolution of the Board of Directors. The Board of Directors is currently composed of seven directors (including one vacancy) and divided into three classes as follows:

•	Two Class I Directors — Messrs. Sandberg and Titcomb, whose terms expire at the 2002 Annual Meeting and who have been nominated for re-election to three-year terms ending in 2005;

•	Two Class II Directors — Albert A. James and Agatha L. Maza, whose terms expire at the 2003 annual meeting; and

•	Three Class III Directors — Jon E. M. Jacoby and William T. Weyerhaeuser, whose terms expire at the 2004 annual meeting. The directorship previously filled by Jerry L. Butler, former President and Chief Executive Officer of EDEN Bioscience, has been vacant since his resignation in November 2001.

      Each director will serve for a three-year term and one class will be elected each year by our shareholders. Directors hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

      The following individuals are continuing Class II Directors (terms to expire in 2003) and are not standing for election this year:

      Albert A. James (age 70) has served as one of our directors since May 1995 and as our Secretary from May 1995 to June 2000. Mr. James is a private investor and currently serves as a general partner in several real estate projects in the western United States and as a director of Auteo Media, Inc., a public automotive software and communications company, and Usedbooks.com, an internet-based used books retailer. From 1982 to November 1997, Mr. James served as Managing Partner of Bellevue Associates, a commercial real estate management company. He served as Secretary and Treasurer of Anthony’s Restaurants, a regional chain of restaurants, from 1976 to June 1995, and, from 1981 to March 1994, Mr. James served as Vice President of Alpine Industries, a window and laminated glass manufacturing company. In 1957, Mr. James founded a discount drug and cosmetic business that merged with a chain of discount retail drug stores, which was ultimately sold to Payless Drug Stores Northwest in 1969. Mr. James received a B.S. degree in Pharmacy from the University of Washington.

      Agatha L. Maza (age 62) has served as one of our directors since May 1995. From February 1994 to October 1995, Ms. Maza served as Chief Executive Officer of the National Testing Laboratory in Portland, a division of the American Red Cross involved in biological testing of blood. From July 1991 to January 1994, she served as Chief Executive Officer of Medical Arts Laboratory and, from January 1988 to December 1990, as Chief Executive Officer of Eastside Medical Laboratory, both of which are medical diagnostics services laboratories. Ms. Maza currently serves as Chief Executive Officer, President of Roadable Aircraft International, Inc., a start-up company involved in the research and development of new transportation technologies. Ms. Maza received a B.S. degree from Seattle University and an M.B.A. degree from City University and has completed the Executive Marketing Management Program at Stanford University.

      The following individuals are continuing Class III Directors (terms to expire in 2004) and are not standing for election this year:

      Jon E. M. Jacoby (age 64) has served as one of our directors since February 1999. Mr. Jacoby has been employed by Stephens, Inc. and Stephens Group, Inc., both of which engage in investment banking activities, since 1963 and is presently a director and officer of each of those companies. He is also a director of Delta & Pine Land Company, an agricultural products company; Power One, Inc., a power supplies manufacturer; and Sangamo Biosciences, a biotechnology company. Mr. Jacoby received a B.S. degree from the University of Notre Dame and an M.B.A. degree from Harvard Business School.

      William T. Weyerhaeuser, Ph.D. (age 58) has served as Chairman of the Board of Directors since November 2001 and as one of our directors since May 1998. Dr. Weyerhaeuser was in private practice as a clinical psychologist from 1975 to 1999. From May 1993 to June 1994, he served as President of Rock Island Company, a private investment company, and from July 1994 to June 1998 as its Chairman of the Board and Chief Executive Officer. Dr. Weyerhaeuser currently serves as a director of several privately held companies and foundations, and of two public companies, Potlatch Corporation, a timber and paper products company, and Columbia Banking System, Inc., a financial institution. Dr. Weyerhaeuser received a B.A. degree from Stanford University, an M.A. degree from Fuller Theological Seminary and a Ph.D. degree from the Fuller Graduate School of Psychology.

Board Meetings and Attendance of Directors

      During 2001, there were eleven meetings of the Board of Directors. Each of EDEN Bioscience’s directors attended eight or more of the total number of board meetings held in 2001 during that director’s service on the board. Of the five meetings of the Audit Committee held during 2001, Ms. Maza attended all five meetings, Mr. Sandberg attended four meetings and Mr. Jacoby attended two meetings. Messrs. James and Titcomb and Dr. Weyerhaeuser each attended all six meetings of the Compensation Committee held during 2001.

Compensation of Directors

      Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees.

      In the past, our non-employee directors have received options to purchase shares of our common stock in consideration of their service on the Board of Directors. In August 2000, the Board of Directors granted each non-employee director a ten-year option to purchase 30,000 shares of our common stock at an exercise price of $14.00 per share, with each option to vest annually in equal installments on the first, second and third anniversaries of the date of grant. No options to purchase our common stock were granted to our directors in 2001.

Information on Audit and Compensation Committees of the Board

      The Audit Committee currently consists of Ms. Maza and Messrs. Jacoby and Sandberg. The Audit Committee makes recommendations to our Board of Directors regarding the selection and retention of independent auditors, reviews the scope and results of the audit with the independent auditors and management and reviews and evaluates our control functions. The Audit Committee met five times in 2001.

      The Compensation Committee currently consists of Dr. Weyerhaeuser and Messrs. James and Titcomb. The Compensation Committee establishes and reviews the compensation and benefits of our executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the committee under our option plans and our employee stock purchase plan. The Compensation Committee met six times in 2001.

Compensation Committee Interlocks and Insider Participation

      During the year ended December 31, 2001, Dr. Weyerhaeuser and Messrs. James and Titcomb served on our Compensation Committee, and none of these committee members served as an officer or employee of EDEN Bioscience during that time. Mr. James served as our Secretary from May 1995 to June 2000, and Mr. Titcomb served as our Assistant Secretary from December 1997 to June 2000. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Executive Officers Who Are Not Directors

      Bradley S. Powell (age 41) has served as our Interim President since November 2001, as Secretary since June 2000 and as Chief Financial Officer and Vice President of Finance since July 1998. From March 1994 to July 1998, he served as Vice President and Corporate Controller of Omega Environmental, Inc., a provider of products and services to owners of underground storage tanks. In 1983, Mr. Powell joined KPMG Peat Marwick, an international public accounting firm, as a certified public accountant and, from 1990 to March 1994, served as a Senior Audit Manager. Mr. Powell received a B.S. degree from Central Washington University.

      Zhongmin Wei, Ph.D. (age 45) has served as our Chief Scientific Officer since November 2001, as Vice President of Research since May 1998, as Director of Research from April 1997 to May 1998 and as Senior Scientist from June 1996 to April 1997. From November 1995 to April 1996, Dr. Wei served as Principal Investigator at the Institute of Molecular Agrobiology in Singapore, an agricultural biotechnology research organization. From July 1992 to June 1996, Dr. Wei served as a Research Scientist and, from September 1989 to September 1992, as a Post-Doctoral Associate at the Cornell University School of Agricultural and Life Sciences. Dr. Wei received a B.S. degree from Zhejiang University and M.S. and Ph.D. degrees from Nanjing Agricultural University, both in the People’s Republic of China.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table summarizes certain information regarding the beneficial ownership of our common stock as of February 15, 2002 for:

•	each executive officer named in the Summary Compensation Table;

•	each of our directors;

•	all our directors and executive officers as a group; and

•	each person or group that we know owns more than 5% of our common stock.

      Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises sole or shared voting or investment power. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after February 15, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of our common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of EDEN Bioscience.

	Shares of
	EDEN Bioscience Corporation
	Common Stock

	Amount and Nature of		Percent of
Name of Beneficial Owners	Beneficial Ownership		Class(1)

Executive Officers and Directors
William T. Weyerhaeuser, Ph.D.	828,240	(2)	3.41%
Oscar C. Sandberg	771,556	(3)	3.18%
Agatha L. Maza	652,471	(4)	2.69%
Albert A. James	592,699	(5)	2.45%
John W. Titcomb, Jr.	321,111	(6)	1.33%
Zhongmin Wei	299,999	(7)	1.22%
Jon E. M. Jacoby	175,120	(8)	*
Bradley S. Powell	131,199	(9)	*
Jerry L. Butler	1,059,975	(10)	4.35%
All directors and executive officers as a group (9 persons)	4,832,370	(11)	19.36%

5% Shareholders
Britannia Holdings Limited	2,650,000	(12)	10.94%
Suites 3 and 4, Pollet House
Le Pollet, St. Peter Port
Guernsey, GY1 1WF
Channel Islands
Stephens Group, Inc.	2,533,333	(13)	10.40%
111 Center Street — Suite 2500
Little Rock, AR 72201

*	Less than 1%.

(1)	Based on 24,217,640 shares outstanding as of February 15, 2002.

(2)	Includes 481,573 shares held by the WBW Trust Number One, of which Dr. Weyerhaeuser is trustee; 10,000 shares owned by Dr. Weyerhaeuser’s wife; 250 shares owned by a trust for Dr. Weyerhaeuser’s minor son, of which Dr. Weyerhaeuser’s wife is trustee; 250 shares owned by Dr. Weyerhaeuser’s son; and 76,667 shares subject to warrants and options exercisable within 60 days after February 15, 2002.

(3)	Includes 601,556 shares held by the Sandberg Family Living Trust, of which Mr. Sandberg is trustee; 70,000 shares held by the O.C. Sandberg Family Limited Partnership, of which Mr. Sandberg is the general partner; and 10,000 shares subject to options exercisable within 60 days after February 15, 2002.

(4)	Includes 151,191 shares held by Prudential Securities as custodian for the Agatha L. Maza IRA; 1,000 shares owned by Ms. Maza’s spouse; 135,080 shares held by the Maza Family LLC, of which Ms. Maza is a co-manager; and 55,000 shares subject to options that are exercisable within 60 days after February 15, 2002. Ms. Maza disclaims beneficial ownership of shares held by the Maza Family LLC, except to the extent of her pecuniary interest in such shares.

(5)	Includes 115,556 shares held by the Albert A. James Family Partnership; 467,143 shares held by the Albert A. James Living Trust (UTA 1/16/89), of which Mr. James is trustee; and 10,000 shares subject to options that are exercisable within 60 days after February 15, 2002.

(6)	Includes 67,500 shares held by Frederick W. Titcomb, as custodian for the benefit of John W. Titcomb, Jr.’s minor children. Mr. John W. Titcomb, Jr. disclaims beneficial ownership of all such shares. Also includes 10,000 shares subject to options exercisable within 60 days after February 15, 2002.

(7)	Includes 291,999 shares subject to options exercisable within 60 days after February 15, 2002.

(8)	Includes 10,000 shares subject to options that are exercisable within 60 days after February 15, 2002. Does not include 2,400,000 shares or 133,333 shares subject to warrants exercisable within 60 days after February 15, 2002 beneficially owned by Stephens Group, Inc., of which Jon E. M. Jacoby is a director and an executive vice president.

(9)	Includes 124,999 shares subject to options exercisable within 60 days after February 15, 2002 and 200 shares held in a trust for the benefit of Mr. Powell’s minor sons, of which Mr. Powell’s father serves as trustee. Mr. Powell disclaims beneficial ownership of all such shares held in trust, except to the extent of his pecuniary interest in such shares.

(10)	Includes 152,084 shares subject to options exercisable within 60 days after February 15, 2002 and 1,000 shares held by Mr. Butler’s minor son. Mr. Butler resigned as a director and as President and Chief Executive Officer of EDEN Bioscience in November 2001.

(11)	Includes 740,749 shares subject to options and warrants that are exercisable within 60 days after February 15, 2002.

(12)	Represents shares beneficially owned by Britannia Holdings Limited, according to its Schedule 13G filed with the Securities and Exchange Commission on February 1, 2001.

(13)	Represents shares held by Stephens — EBC, LLC, of which Stephens Group, Inc. is the sole managing member. Jon E. M. Jacoby, a director of EDEN, is a director and an executive vice president of Stephens Group, Inc. Stephens — EBC, LLC has contributed 1,680,000 of its shares to a voting trust pursuant to which the trustee of the trust, an individual not affiliated with Stephens Group, Inc., has sole voting power. The trustee is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as the votes cast “for” or “against” such proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in 2010 or such earlier time as Stephens Inc. ceases to be a market maker of our common stock. Stephens — EBC, LLC also holds 720,000 shares, representing approximately 3% of our outstanding shares, that it has not contributed to the voting trust. Also includes 133,333 shares subject to warrants exercisable within 60 days after February 15, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires EDEN Bioscience’s officers, directors and persons who own more than 10% of a registered class of EDEN Bioscience’s equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% shareholders are required by Commission regulation to furnish EDEN Bioscience with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no forms were required for those persons, EDEN Bioscience believes that during 2001 its officers, directors and greater-than-10% beneficial owners complied with all applicable filing requirements of Section 16(a).

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information concerning the compensation received for services rendered to EDEN Bioscience in all capacities for the year ended December 31, 2001 by our chief executive officer and our other two executive officers whose total salary and bonus exceeded $100,000. We refer to these executive officers in other parts of this Proxy Statement as our Named Executive Officers.

				Long-Term
				Compensation

	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)

Bradley S. Powell	2001	$193,000	$—	—	$—
Interim President, Chief Financial	2000	170,438	87,750	100,000	—
Officer and Secretary	1999	135,000	40,500	—	—
Zhongmin Wei	2001	199,500	—	—	—
Chief Scientific Officer and Vice	2000	176,750	91,000	250,000	—
President of Research	1999	133,750	42,000	50,000	—
Jerry L. Butler	2001	217,861	—	—	519,798 (1)
Former President, Chief Executive	2000	220,938	173,855	325,000	—
Officer and Director (Resigned in	1999	175,000	52,500	—	—
November 2001)

(1)	Compensation paid or payable to Mr. Butler in connection with his resignation in November 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      No options were granted to the Named Executive Officers during the fiscal year ended December 31, 2001. The following table presents information regarding stock options exercised by the Named Executive Officers during the year ended December 31, 2001, including the aggregate value of any gains realized on such exercises. The table also sets forth information regarding unexercised stock options held by such officers as of December 31, 2001.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-
			Options at Fiscal		the-Money Options at
			Year End(#)		Fiscal Year End($)(2)
	Shares Acquired	Value
Name	On Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Bradley S. Powell	—	$—	108,332	66,668	$155,250	$—
Zhongmin Wei	8,000	32,000	258,666	183,334	584,606	17,834
Jerry L. Butler	50,000	205,000	352,084	—	814,000	—

(1)	The value realized is the difference between the fair market value of the underlying stock at the time of exercise and the exercise price.

(2)	Amounts equal the closing price of the common stock as reported on the Nasdaq National Market on December 31, 2001 ($5.07 per share), less the option exercise price, multiplied by the number of shares of exercisable or unexercisable, as the case may be, in-the-money options. The per-share closing price at year-end is not necessarily indicative of future price performance. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Dr. Wei’s and Mr. Powell’s Employment Agreements

      In August 2000, we entered into an employment agreement with Dr. Wei. Pursuant to the agreement, we agreed to pay Dr. Wei a base salary to be determined from time to time by our Board of Directors. In addition, the agreement provides that he may be entitled to receive an annual bonus in an amount to be determined by our Board of Directors.

      Under the agreement, Dr. Wei is subject to noncompetition and noninterference provisions during his employment and for 18 months following termination of his employment, to a customary inventions assignment provision during his employment and for three years after termination, and to a customary confidentiality provision at all times during and after his employment. In consideration for the noncompetition covenants, we will pay Dr. Wei his then applicable annual base salary, and will reimburse him for health care benefits for himself and his dependents, during the 18-month post-termination noncompetition period so long as he complies with his noncompetition, noninterference, inventions assignment and confidentiality obligations.

      In addition to payments made in connection with his noncompetition covenant, if we terminate Dr. Wei’s employment for any reason, all of his unvested options will accelerate and become fully vested and exercisable, and he will be entitled to any unpaid annual base salary, accrued vacation and deferred compensation in addition to any payments made pursuant to his noncompetition provision. This employment agreement is effective for a term of three years, unless earlier terminated in accordance with its terms.

      Pursuant to an agreement we entered into with Mr. Powell in January 2002, if Mr. Powell’s employment is terminated by EDEN Bioscience without cause, as defined in the Agreement, he will receive severance payments equal to six months annual base salary.

Mr. Butler’s Employment Agreement and Resignation

      In August 2000, we also entered into an employment agreement with Mr. Butler on substantially the same terms as Dr. Wei’s employment agreement. In connection with Mr. Butler’s resignation, his employment agreement was terminated, except as described below, and we agreed (a) to pay Mr. Butler his annual base salary of $250,000 through August 16, 2003 at normal payroll intervals, plus accrued benefits earned through the date of termination and the premiums for continued health care coverage through August 16, 2003; (b) to accelerate the vesting of 43,750 stock options with exercise prices of $6.00 and $14.00; and (c) to extend the time to exercise vested stock options totaling 152,084 with exercise prices of $6.00 and $14.00 until August 16, 2003, subject to earlier termination in connection with certain change of control transactions or with an attempted transfer of the stock options.

      In addition, Mr. Butler is subject to the noncompetition and noninterference provisions contained in his employment agreement through August 16, 2003, the inventions assignment provision contained in his employment agreement for three years after termination of his employment with us and the confidentiality provision contained in his employment agreement at all times after his employment with us.

Change-in-Control Agreements

      In August 2000, we entered into change-in-control agreements with Messrs. Butler and Powell and Dr. Wei. Mr. Butler’s change-in-control agreement terminated upon his resignation in November 2001. The agreements for Mr. Powell and Dr. Wei provide that, upon a change in control, we would continue to employ them, and they would remain in our employ, for a period of two years following the change in control. During that time, the agreements each provide that the position, authority, duties and responsibilities of the executives would be substantially the same as they were during the 90-day period prior to the change in control, and that their annual base salaries would be at least equal to their annual base salaries established by our Board of Directors prior to the change in control.

      If, during this two-year period, the employment of the executives is terminated by us other than for cause, as defined in the agreements, or by the executives for good reason, as defined in the agreements, the terminated executive would be entitled to receive:

•	his annual base salary, and pro rata annual bonus, through the date of termination, and any deferred compensation; and

•	a severance payment equal to twice the sum of his annual base salary and the average of his past three annual bonuses.

      In addition, the terminated executive’s unvested options granted under our 1995 Combined Incentive and Nonqualified Stock Option Plan would accelerate and become fully vested and exercisable. If the executive’s employment is terminated by us for cause or by the executive without good reason, the terminated executive will receive only the amount of his annual base salary and other deferred compensation then due.

      Mr. Powell’s and Dr. Wei’s change-in-control agreements each provide that the executive is subject to noncompetition and noninterference provisions during his employment and for 18 months thereafter, to a customary inventions assignment provision during his employment and for three years thereafter and to a customary confidentiality provision at all times during and after his employment.

2000 Stock Incentive Plan

      In the event of certain corporate transactions, such as a merger or sale of all or substantially all of the assets of EDEN Bioscience, each outstanding award under our 2000 Stock Incentive Plan will be assumed or replaced with a comparable award by EDEN Bioscience’s successor corporation or parent thereof. If the successor will not assume or replace the awards, outstanding options will become 100% vested and exercisable immediately before the corporate transaction. To the extent that options accelerate due to a corporate transaction, the restrictions on restricted stock awards also lapse. If awards are assumed or replaced in a corporate transaction, such awards will become fully vested and exercisable (and any forfeiture or repurchase rights applicable to restricted stock awards will lapse) if a holder’s services are terminated in contemplation of the corporate transaction or within three years of the corporate transaction, unless services are terminated for cause or the holder terminates services without good reason.

2000 Employee Stock Purchase Plan

      In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of our assets, each outstanding option to purchase shares under our 2000 Employee Stock Purchase Plan will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of a proposed liquidation or dissolution of EDEN Bioscience, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

1995 Combined Incentive and Nonqualified Stock Option Plan

      In a stock-for-stock transaction involving a merger, consolidation, acquisition of property or stock or a reorganization, the Board of Directors and a successor company may determine that all outstanding options under our 1995 Combined Incentive and Nonqualified Stock Option Plan (the “1995 Plan”) will be converted into options to purchase shares of the other corporation. If options are not assumed in a transaction, outstanding options will become fully vested and exercisable and terminate upon the effectiveness of the transaction. If options are converted into options to purchase stock of a successor company, such options will become fully vested and exercisable if an individual’s services are terminated in contemplation of a transaction or within three years of such transaction, unless services are terminated for cause or the individual terminates services without good reason. No additional options will be granted under the 1995 Plan.

Report on Executive Compensation by the Compensation Committee

      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation. The Compensation Committee, which is composed of three nonemployee, outside directors, establishes and reviews the compensation and benefits of our executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the committee under our option plans and our employee stock purchase plan.

      Compensation Philosophy. Our compensation policies for executive officers are based on the belief that the interests of executives should be closely aligned with those of our shareholders. We believe that this will encourage the creation of additional shareholder value. The compensation policies are designed to achieve the following objectives:

•	offer compensation opportunities that attract highly qualified executives, reward outstanding initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value;

•	maintain a significant portion of our executives’ total compensation at risk, tied to both the annual and long-term financial performance of EDEN Bioscience; and

•	further our short- and long-term strategic goals and values by aligning compensation with business objectives and individual performance.

      Compensation Program. Our executive compensation program has three major integrated components: base salary, annual incentive awards and long-term incentives. We emphasize the award of stock options as long-term incentives to executive officers.

      Base Salary. Base salary levels are determined annually by reviewing skills, performance level and contribution to the business of individual executives. Mr. Butler’s compensation for 2001 was established pursuant to his August 2000 Employment Agreement, which is more fully described above under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.” Mr. Butler’s 2001 annual base salary, effective February 16, 2001, was $250,000, which represented a $22,500 increase over the prior year. Mr. Powell’s 2001 annual base salary, effective February 16, 2001, was $195,500, which represented a $20,000 increase over the prior year.

      Annual Incentive Awards. Annual cash bonus awards are based on the Board’s assessment of an individual executive’s performance and of the achievement of corporate objectives, among which include the following:

•	achievement of planned revenue targets;

•	management of expenditures to levels established in the annual budget;

•	progress toward development of product extensions and new products that utilize natural plant defense and growth systems; and

•	progress toward development of new markets for our product and possible future products.

Based on these goals, none of the Named Executive Officers received an annual cash bonus for 2001.

      Long-Term Incentives. The Compensation Committee views stock options as an important part of its long-term, performance-based compensation program. The committee believes that stock ownership is an excellent vehicle for compensating its officers and employees. We provide long-term incentives through our stock option plans. The purpose of the plans is to create a direct link between executive compensation and increases in shareholder value. Stock options are granted at fair market value and vest in installments generally over three and five years. Thus, the value of the shareholders’ investment must appreciate before the optionee receives any financial benefit. Additionally, the employee must remain in our employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in our employ. When determining option awards for an executive officer, the committee considers the executive’s current contribution to company performance, the anticipated contribution to meeting our long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. No options were granted to the Named Executive Officers during the fiscal year ended December 31, 2001. Typically, options are granted on hire date and periodically thereafter.

      Section 162 Limitation. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. However, compensation that qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders. The Compensation Committee does not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive. The stock option plans are designed to qualify for the performance-based exemption.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

William T. Weyerhaeuser, Ph.D., Chairman
Albert A. James
John W. Titcomb, Jr.

Performance Graph

      Set forth below is a line graph comparing the cumulative return to the shareholders of EDEN Bioscience’s common stock with the cumulative return of (a) The Nasdaq Stock Market (U.S.) Index and (b) the Nasdaq Biotechnology Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, for the period commencing September 27, 2000 (the date of our initial public offering) and ending on December 31, 2001. The stock price performance shown in this graph is not necessarily indicative of future stock price performance.

Comparison of 1 Year Cumulative Total Return Among

EDEN Bioscience Corporation,
the Nasdaq Stock Market (U.S.) Index and
the Nasdaq Biotechnology Index

	9/27/00	9/30/00	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01

EDEN Bioscience Corporation	$100.00	$220.00	$199.59	$99.17	$66.60	$50.80	$33.80
Nasdaq Stock Market (U.S.) Index	100.00	100.41	67.23	50.19	59.15	41.04	53.35
Nasdaq Biotechnology Index	100.00	101.15	83.40	58.96	77.94	57.12	69.90

REPORT OF THE AUDIT COMMITTEE

      The members of the Audit Committee are independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Board of Directors adopted a written Audit Committee Charter. The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2001 with the management of EDEN Bioscience. Additionally, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in EDEN Bioscience’s annual report on Form 10-K for fiscal year 2001.

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Oscar C. Sandberg, Chairman
Jon E. M. Jacoby
Agatha L. Maza

INDEPENDENT AUDITORS

      On February 5, 2002, the Board of Directors selected Arthur Andersen LLP, independent auditors, to audit the financial statements of EDEN Bioscience for the fiscal year ending December 31, 2002. Arthur Andersen LLP has audited our financial statements annually since 1994. The Board of Directors reserves the right to change the independent auditors of EDEN Bioscience at any time before or after the Annual Meeting if it determines that to do so would be in the best interests of EDEN Bioscience. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      The aggregate fees billed for professional services rendered by Arthur Andersen LLP for fiscal year 2001 were as follows:

Audit Fees	$86,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees*	$37,450

*	All other fees consist of services traditionally provided by auditors, such as preparation of tax returns and tax consultation.

      The Audit Committee has considered whether Arthur Andersen LLP’s provision of services other than those described in the first category above is compatible with maintaining that firm’s independence from EDEN Bioscience.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in EDEN Bioscience’s Proxy Statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at EDEN Bioscience’s 2003 annual meeting must give notice of the proposal to EDEN Bioscience no later than December 10, 2002 to be considered for inclusion in the proxy statement and form of proxy relating to the 2003 annual meeting.

      Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to EDEN Bioscience no earlier than February 13, 2003 and no later than March 15, 2003 pursuant to EDEN Bioscience’s bylaws. Receipt by EDEN Bioscience of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in EDEN

Bioscience’s proxy materials or its presentation at the 2003 annual meeting, as such proposals are subject to certain requirements and restrictions set forth in the proxy rules and EDEN Bioscience’s Bylaws. For such proposals that are not timely filed, EDEN Bioscience retains discretion to vote proxies it receives. For such proposals that are timely filed, EDEN Bioscience retains discretion to vote proxies it receives provided that (a) it includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (b) the proponent does not issue a proxy statement.

OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

      Copies of the EDEN Bioscience 2001 annual report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, are being mailed to shareholders, together with this Proxy Statement, form of proxy and notice of Annual Meeting of shareholders. Additional copies may be obtained from the Secretary of EDEN Bioscience, at 3830 Monte Villa Parkway, Bothell, Washington 98021-6942.

BY ORDER OF THE BOARD OF DIRECTORS,

Bradley S. Powell
Interim President, Chief Financial Officer,
and Secretary

Seattle, Washington

April 9, 2002

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

EDEN BIOSCIENCE CORPORATION

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Bradley S. Powell and M. Philip Romney (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of EDEN Bioscience Corporation to be held at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington on Tuesday, May 14, 2002 at 9:00 a.m. (Pacific Time) and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposal listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on reverse side.)

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Please mark your votes as this.

	FOR All nominees listed (except as withheld)	WITHHOLD AUTHORITY to vote for nominees listed	This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
1. ELECTION OF DIRECTORS Class I (term expiring 2005) 01 Oscar C. Sandberg 02 John W. Titcomb, Jr.

WITHHOLD AUTHORITY to vote for the following Directors:

IMPORTANT — PLEASE SIGN AND RETURN PROMPTLY.

Signature(s)	Dated:	, 2002

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person

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